Exhibit 10.1
EXECUTION VERSION

ASSET PURCHASE AGREEMENT
by and among
UNIQUE MOLDED FOAM TECHNOLOGIES, INC.,

GREAT LAKE FOAM TECHNOLOGIES INC.,

and
THE STOCKHOLDERS OF
GREAT LAKE FOAM TECHNOLOGIES INC.

Dated as of August 31, 2015

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
ARTICLE II	SALE AND PURCHASE	10
2.1	Sale and Purchase	10
2.2	Purchase Price	10
2.3	Purchase Price Adjustment	10
2.4	Allocation of Purchase Price	12
2.5	Assumption and Non-Assumption of Liabilities by Buyer	12
ARTICLE III	CLOSING AND DELIVERIES	13
3.1	Closing	13
3.2	Deliveries by the Company	13
3.3	Deliveries by Buyer	14
ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE STOCKHOLDERS	14
4.1	Organization and Authority	15
4.2	Capitalization	15
4.3	Subsidiaries	15
4.4	No Conflict; Required Filings and Consents	15
4.5	Financial Statements	16
4.6	Absence of Certain Changes	16
4.7	Taxes	18
4.8	Title to and Sufficiency of Properties	19
4.9	Real Property	19
4.10	Compliance with Laws	20
4.11	Permits	21
4.12	Employee Benefit Plans	21
4.13	Material Contracts	23
4.14	Legal Proceedings	24
4.15	Intellectual Property	25
4.16	Insurance	27
4.17	Personnel	27
4.18	Environmental Matters	28
4.19	Customers and Suppliers	29
4.20	Accounts Receivable	29
4.21	Related-Party Transactions	30
4.22	Product Liability and Warranty	30
4.23	Undisclosed Liabilities	30
4.24	Certain Business Practices	30
4.25	No Brokers	31
4.26	Limitations on Representations and Warranties	31

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	31
5.1	Organization and Standing	31
5.2	Authorization, Validity, and Effect	31
5.3	No Conflict; Required Filings and Consents	32
ARTICLE VI	COVENANTS AND AGREEMENTS	32
6.1	Publicity	32
6.2	Tax Matters	32
6.3	Non-Assigned Contracts	32
6.4	Name Change	33
6.5	Administration of Accounts	33
ARTICLE VII	REMEDIES	34
7.1	Surival	34
7.2	Indemnification by Buyer	34
7.3	Indemnification by the Company and Stockholders	35
7.4	Limitations on Indemnification Payments to the Buyer Indemnitees	35
7.5	Limitations on Indemnification Payments to the Seller Indemnitees	36
7.6	Procedures	36
7.7	Additional Indemnification Provisions	40
ARTICLE VIII	MISCELLANEOUS AND GENERAL	41
8.1	Seller Representative	41
8.2	Expenses	42
8.3	Successors and Assigns	42
8.4	Third-Party Beneficiaries	42
8.5	Notices	42
8.6	Complete Agreement	44
8.7	Captions	44
8.8	Amendment	44
8.9	Waiver	44
8.10	Governing Law; Forum	44
8.11	Waiver of Jury Trial	45
8.12	Severability	45
8.13	Schedules	45
8.14	Exclusive Remedy	46
8.15	Joint Drafting	46
8.16	Specific Performance	46
8.17	Counterparts	47
8.18	Confidentiality	47
Exhibit A – Employment Agreement (Tim Packer)
Exhibit B – Escrow Agreement
Exhibit C – Lease
Exhibit D – Non-Competition Agreements

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 31, 2015, is made by and among Unique Molded Foam Technologies, Inc., a Delaware corporation (“Buyer”), Great Lake Foam Technologies Inc., a Michigan corporation (the “Company”), Bill MacCready and Tim Packer. Bill MacCready and Tim Packer are referred to herein each as a “Stockholder” and collectively as the “Stockholders”.
RECITALS

A.    The Stockholders own, collectively, one hundred percent (100%) of the outstanding capital stock of the Company.
B.     The Company desires to sell to Buyer, and Buyer desires to purchase from the Company, substantially all of the assets of the Company, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
For purposes of this Agreement:
“2014 Balance Sheet” has the meaning set forth in Section 4.5(a).
“Accounts Receivable” means trade receivables, non‑trade receivables and accrued revenues of the Company.
“Actions” means any litigation, hearing, suit, claim, complaint, legal proceeding, administrative enforcement proceeding or arbitration proceeding, including, without limitation, any of the foregoing by or before any Governmental Authority.
“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Agreement Date” means the date of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.5(a).
“Bill of Sale and Assumption Agreements” means the bills of sale, assignments and other documents (including, as applicable, patent assignments, trademark assignments and copyright assignments) conveying to Buyer all of the Purchased Assets, which documents shall be in forms and substance satisfactory to Buyer.
“Business” means the business of the Company, including, without limitation, injection mold manufacturing of polyurethane components for the automotive, RV, marine, furniture, industrial, medical and other product markets.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Claim” has the meaning set forth in Section 7.6(b).
“Buyer Claims Notice” has the meaning set forth in Section 7.6(b).
“Buyer Indemnitees” has the meaning set forth in Section 7.3.
“Cap” has the meaning set forth in Section 7.4(b).
“Cash” as of any time means cash balances on hand in bank accounts at such time plus cash equivalents recorded consistent with past practice.
“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”
“Claim” means a Buyer Claim or a Seller Claim, as the context requires.
“Claim Response” has the meaning set forth in Section 7.6(a).
“Cleanup” has the meaning set forth in Section 7.7(e).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Working Capital” has the meaning set forth in Section 2.3(a).
“COBRA” has the meaning set forth in Section 4.12(e).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the preamble.

“Company Debt” means (a) any Liability of the Company (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to draws under any letter of credit, bankers’ acceptance or note purchase facility, (iii) for the payment of money relating to leases which, in accordance with GAAP, are required to be classified as capitalized lease obligations, (iv) under any conditional sale or other title retention agreement with respect to acquired property, or for all or any part of the deferred purchase price of property, and/or (v) evidenced by any note, bond, debenture or other similar instrument, and (b) any Liability of others described in the preceding clause (a) that the Company has guaranteed, that is recourse to the Company or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of the Company. For purposes of this Agreement, Company Debt also includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums, bank overdrafts or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Company Debt, and for the avoidance of doubt, includes any Company Debt outstanding to any Stockholder.
“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA that is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any employee, or with respect to which the Company or any ERISA Affiliate has any liability or obligation.
“Confidential Information” has the meaning set forth in Section 8.18.
“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein or in any Related Document.
“Contract” means any agreement, contract, personal property lease, real property lease, capital lease, note, loan, evidence of indebtedness, guaranty, purchase order, customer order, letter of credit, franchise agreement, undertaking, obligation covenant-not-to-compete, employment agreement, license, instrument, obligation or commitment (i) to which the Company is a party, or (ii) by which the Company or the assets of the Company are bound, whether oral or written.
“Current Assets” means, as of any date, only the following categories of the Company’s current assets: (i) trade Accounts Receivable (but only to the extent such Accounts Receivable conform to the representation and warranties set forth in Section 4.20), (ii) Inventory (but only to the extent such Inventory conforms to the representations and warranties set forth in Section 4.8(b)), and (iii) prepaid expenses.
“Current Liabilities” means, as of any date, only the following categories of the Company’s current liabilities: (i) trade accounts payable, (ii) Toyota Commission, and (iii) uncleared checks outstanding.

“Deductible” has the meaning set forth in Section 7.4(a).
“Dispute Notice” has the meaning set forth in Section 7.6(b).
“Dispute Period” has the meaning set forth in Section 7.6(b).
“Employee” has the meaning set forth in Section 4.17(c).
“Employment Agreement” means an employment agreement with Tim Packer, substantially in the form and on the terms of Exhibit A.
“Environment” means soil, surface water, groundwater, land, stream, sediments and ambient air.
“Environmental Law” means any Law, administrative or judicial decision or order, concerning the protection of human health, safety or the Environment, including, without limitation, the use, generation, treatment, storage, disposal, Release, transportation or arrangement for transportation of any Hazardous Material. The term “Environmental Laws” includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Occupational Safety and Health Act of 1970, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, and any and all other comparable state or local or other Laws, and all amendments thereto or regulations promulgated thereunder, relating to the Environment, health or safety.
“Environmental Liability” means any Liability or Loss relating to or alleged to relate to any environmental, health or safety matter (including those involving natural resources) or condition existing on or before the Closing Date for which the Company or any of its Predecessors has (directly, contingently or otherwise) or is alleged to have liability or responsibility, including any Liability or Loss relating to any Environmental Law, Contract, tort, implied or express warranty or strict liability.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person under common control with the Company within the meaning of Section 414(b) or (c) of the Code, and the regulations issued thereunder.
“Escrow Account” means the escrow account to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.
“Escrow Agent” means Peapack-Gladstone Bank.
“Escrow Agreement” means an agreement by and among the Company, the Seller Representative, the Stockholders, the Escrow Agent and Buyer, substantially in the form attached hereto as Exhibit B.

“Escrow Fund” means $1,000,000.
“Estimated Working Capital” has the meaning set forth in Section 2.3(a).
“Excluded Assets” has the meaning set forth in Schedule 2.1.
“Excluded Liabilities” has the meaning set forth in Section 2.5(c).
“Excluded Representations” has the meaning set forth in Section 7.1(b).
“Final Working Capital Statement” means the Working Capital Statement reflecting the Final Working Capital.
“Financial Statements” has the meaning set forth in Section 4.5(a).
“Governmental Authority” means any government or political subdivision, whether federal, state, local, domestic or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local, domestic or foreign court.
“Hazardous Material” means any toxic, hazardous or dangerous substance or waste, any pollutant or contaminant, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, petroleum or its products or fractions, petroleum-containing materials, radiation and radioactive materials and polychlorinated biphenyls, all as defined in any Environmental Law.
“HIPAA” has the meaning set forth in Section 4.12(e).
“I-9 Form” has the meaning set forth in Section 4.17(c).
“Indemnified Party” means Buyer Indemnitees and/or Seller Indemnitees, as the context requires.
“Indemnifying Party” has the meaning set forth in Section 7.6(d).
“Insurance Policies” has the meaning set forth in Section 4.16(a).
“Intellectual Property” means any and all patents, patents pending and patent applications; trademarks, service marks, trade names, mask works, service marks, brand names, trade dress, slogans, logos and Internet domain names, websites and browsers and their associated goodwill; inventions, invention studies, discoveries, ideas, processes, formulae, designs, computer programs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable; copyrights, writing and other copyrightable works and works in progress, databases, website content and software; all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the word; all registrations and application for registration of any of the foregoing; and any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world; in each case, that is owned by the Company or used by it in the conduct of its business.
“Interim Balance Sheet” has the meaning set forth in Section 4.5(a).
“Interim Financial Statements” has the meaning set forth in Section 4.5(a).
“Inventory” means all inventory, merchandise, finished goods, work in progress and raw materials owned by the Company.
“KBD Litigation” means KBD & Associates, Inc. v. Great Lake Foam Technologies, Inc., File No. 10-0408-CK, in the Circuit Court for Jackson County, Michigan.
“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.
“Lease” means the lease for the Leased Real Property, substantially in the form attached hereto as Exhibit C.
“Leased Real Property” means the real property leased or subleased by the Company and all buildings and other improvements thereon.
“Liabilities” means any debts, liabilities and other obligations of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable, several or joint and several, direct or indirect, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action, Order and/or Contract.
“Liens” means any Mortgage, lien, security interest, pledge, attachment, charge, claim, condition or other similar encumbrance or restriction of any kind, including any restriction on use, voting, transfer (other than transfer restrictions under applicable Law), receipt of income or exercise of any other attribute of ownership.
“Losses” has the meaning set forth in Section 7.2.
“Material Adverse Effect” means, with respect to the Company or Buyer, as applicable, any change, occurrence or development that has had (or would reasonably be expected to have) a material adverse effect on the business, assets, results of operations or financial condition of such party and/or, in the case of the Company, excluding (a) any change, occurrence or development resulting from general economic conditions, so long as such conditions do not disproportionately affect the business of such party; (b) any change, occurrence or development affecting companies in the industry in which it conducts its business generally, in each case so long as such event does not disproportionately affect the business of such party; (c) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions with respect to the Business; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required or permitted by, this Agreement or any of the Related Documents; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in any Laws, so long as such changes do not disproportionately affect the Business or the Purchased Assets; (f) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (g) any change in political regimes, conditions or climate whether in the United States or any other country or jurisdiction. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.
“Material Contracts” has the meaning set forth in Section 4.13(b).
“Material Customers” has the meaning set forth in Section 4.19(a).
“Material Permits” has the meaning set forth in Section 4.11.
“Material Suppliers” has the meaning set forth in Section 4.19(b).
“Mortgage” has the meaning set forth in Section 4.9(c).
“Non-Assigned Contract” has the meaning set forth in Section 6.3.
“Non-Competition Agreements” means agreements in favor of Buyer relating to, among other things, non-competition, non-solicitation and confidentiality, substantially in the form and on the terms of Exhibit D.
“Notice” has the meaning set forth in Section 7.6(b).
“Order” means any decision, order, judgment, ruling, injunction, award, decree or writ of any Governmental Authority.
“Owned Real Property” means the real property owned by the Company and all buildings and other improvements thereon.
“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.
“Permits” means any federal, state, county, local or foreign license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority to the Company.
“Permitted Liens” means (a) Liens set forth on Schedule 1.1, (b) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business consistent with past practice or by operation of Law if the underlying obligations are not delinquent, and (c) with respect to Intellectual Property, licenses granted in the ordinary course of business consistent with past practice and listed on Schedule 1.1; provided, however, that none of the foregoing described in clauses (a), (b) or (c), individually or in the aggregate, impair in any material respect the use and operation or value of the property to which they relate in the Business.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.
“Product Liabilities” means, with respect to any products (including without limitation the Products) previously sold and/or sold as of the Closing Date, and/or services previously provided and/or provided as of the Closing Date, by or on behalf of the Company and/or any Predecessor, all Actions and other Liabilities relating to actual or alleged injury, damage, death or other harm, including to any Person, property or business, including without limitation (i) any relating to any actual or alleged defect in the design and/or manufacture of a product, and (ii) any product recalls or withdrawals relating thereto.
“Products” means the products of the Business currently or previously sold, including, without limitation, those set forth in Schedule 1.2.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchased Assets” has the meaning set forth in Schedule 2.1.
“Real Property” means all of the Owned Real Property and Leased Real Property.
“Real Property Leases” means all leases of any real property (and all buildings and other improvements thereon) to which the Company is a party, whether as lessor or lessee.
“Related Documents” means the Bills of Sale and Assumption Agreements, the Lease, the Employment Agreement, the Consulting Agreement, the Escrow Agreement, the Non-Competition Agreements, and all other documents, instruments and agreements entered into in connection with this Agreement and the transactions contemplated hereby.
“Release” means any releasing, spilling, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.
“Remaining Disputed Items” has the meaning set forth in Section 2.3(b).
“Representation Termination Date” has the meaning set forth in Section 7.1(b).
“Response Period” has the meaning set forth in Section 7.6(a).
“Responsible Party” has the meaning set forth in Section 7.6(d).
“Seller Claim” has the meaning set forth in Section 7.6(a).
“Seller Claims Notice” has the meaning set forth in Section 7.6(a).

“Seller Indemnitees” has the meaning set forth in Section 7.2.
“Seller Representative” means Tim Packer.
“Seller’s Knowledge” means the actual or constructive knowledge, after due inquiry, of any of the Stockholders.
“Selling Expenses” means all costs, fees and expenses of the Company or any of the Stockholders, or on behalf of any of them or any of the Company’s owners, stockholders, partners, members and other equity holders, officers, directors, managers, agents or representatives, in each case incurred in connection with the consummation of the transactions contemplated hereby, including, without limitation, (a) any brokerage fees, commissions, finders’ fees, investment banking fees or financial advisory fees, including those payable to Generational Equity, and (b) the fees and expenses of attorneys, advisors and consultants, including the law firm of Warner Norcross & Judd LLP.
“Settlement Accountant” has the meaning set forth in Section 2.3(b).
“Stockholder” and “Stockholders” has the meaning set forth in the preamble.
“Subsidiary” and “Subsidiaries” means, with respect to the Company, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by the Company or a subsidiary of the Company, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of the Company or a subsidiary of the Company, or (c) whose voting securities are more than fifty percent (50%) owned, directly or indirectly, by the Company or a subsidiary of the Company. The term “Subsidiary” shall include all subsidiaries of such Subsidiary.
“Target Working Capital” means Working Capital in the amount of $1,285,000.
“Tax” means, (i) any and all taxes (whether federal, state, local or foreign) including, without limitation, income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, disability, excise, severance, stamp, occupation, premium, property, registration, estimated, capital stock, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever, together with any interest penalties, additions to tax or additional amounts imposed by any Taxing Authority, and (ii) any amounts described in clause (i) that are payable by any other party for which the Company is liable pursuant to any tax sharing agreement, tax indemnification agreement or other similar agreement.
“Tax Returns” means all Tax returns, statements, reports and forms required to be filed with any Taxing Authority.
“Taxing Authority” means any Governmental Authority responsible for the administration, assessment, determination, collection or imposition of any Tax.

“Working Capital” means (a) the Current Assets as of any particular date (excluding any assets related to Taxes) minus (b) the Current Liabilities as of such date, excluding any liabilities for Taxes, in each case calculated consistent with the Interim Balance Sheet, and in accordance with the Company’s historical practices.
“Working Capital Overage” has the meaning, set forth in Section 2.3(a).
“Working Capital Statement” has the meaning set forth in Section 2.3(a).
“Working Capital Underage” has the meaning set forth in Section 2.3(a).
ARTICLE II
SALE AND PURCHASE
2.1    Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Company shall sell, assign, convey, set over, transfer and deliver to Buyer, and Buyer shall purchase from the Company, all of the Company’s right, title and interest in and to all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.
2.2    Purchase Price.
(a)    Subject to the adjustments set forth in Section 2.3, the full consideration for the Purchased Assets (the “Purchase Price”) shall be:
(i)    $12,000,000 (such sum, as may be increased or decreased pursuant to Section 2.3, the “Purchase Price”), and
(ii)    the assumption of the Assumed Liabilities.
(b)    At the Closing, Buyer shall pay by wire transfer of immediately available funds (i) to an account or accounts the Seller Representative will designate in writing prior to the Closing, the Purchase Price less the amount of the Escrow Fund, and (ii) to the Escrow Agent pursuant to the Escrow Agreement, the amount of the Escrow Fund.
2.3    Purchase Price Adjustment.
(a)    Working Capital Statement.
(i)    Prior to the Closing Date, the Seller Representative shall deliver to Buyer a good faith estimate of the Working Capital as of a point in time immediately prior to the Closing, prepared in accordance with the Company’s historical practices, together with related supporting schedules, calculations and documentation and a calculation of any resulting Working Capital Underage or Working Capital Overage (the “Estimated Working Capital. If the Estimated Working Capital is less than the Target Working Capital, the Purchase Price paid at Closing shall be reduced by the amount of such shortfall (the “Working Capital Underage”), subject to further adjustment as provided in this Section 2.3. If the Estimated Working Capital is greater than the Target Working Capital, the Purchase Price paid at Closing shall be increased by the amount of such excess (the “Working Capital Overage”), subject to further adjustment as provided in this Section 2.3.
(ii)    Within forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Seller Representative a statement (the “Working Capital Statement”) setting forth the calculation of the Working Capital as of the point in time immediately prior to the Closing the (“Closing Working Capital”). The Working Capital Statement shall be prepared in accordance with the Company’s historical practices.
(b)    Dispute. Within thirty (30) days following receipt by the Seller Representative of the Working Capital Statement, the Seller Representative shall either inform Buyer in writing that the Working Capital Statement is acceptable or deliver written notice to Buyer of any dispute the Seller Representative has with respect to the Working Capital Statement, which written notice shall describe in reasonable detail the items contained in the Working Capital Statement that the Seller Representative disputes and the basis for any such disputes and his calculation of the Closing Working Capital. If the Seller Representative does not notify Buyer of a dispute with respect to the Working Capital Statement within such thirty (30) day period, such Working Capital Statement and the Working Capital shall be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute. If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Seller Representative advises Buyer of its objections, then the items raised in the Seller Representative’s dispute notice that remain in dispute (the “Remaining Disputed Items”) shall be submitted to BDO, or if BDO is unwilling or unable to serve in such capacity, such other accounting firm as shall be mutually agreed upon by the parties (such accountant, the “Settlement Accountant”), who, acting as an expert and not as an arbitrator, shall resolve the Remaining Disputed Items. Prior to its engagement, the Settlement Accountant shall agree in writing to resolve the Remaining Disputed Items, but no others, in accordance with the provisions of this Section 2.3 and review of the parties’ positions and thereby establish the Closing Working Capital. If the parties are unable to agree upon the selection of the Settlement Accountant within five (5) Business Days after expiration of such thirty (30) day period, the Settlement Accountant shall be appointed by the American Arbitration Association. The Settlement Accountant shall make such determination within forty-five (45) days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final, conclusive and binding on the parties absent fraud or arithmetic error. In the event any dispute is submitted to the Settlement Accountant for resolution as provided in this Section 2.3(b), the fees, charges and expenses of the Settlement Accountant shall be paid (i) one-half by the Company and the Stockholders, jointly and severally, and (ii) one-half by Buyer.
(c)    Access. For purposes of complying with the terms set forth in this Section 2.3, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes in connection therewith.

(d)    Downward Adjustment. If the Closing Working Capital (as finally determined pursuant to Section 2.3(b)) is less than the Estimated Working Capital, then the Purchase Price shall be adjusted downward by the amount of such shortfall, and the amount of such shortfall shall be conclusively deemed to be the joint and several obligation of the Company and the Stockholders, and the Company and the Stockholders shall pay to Buyer, within five (5) Business Days from the date on which the Closing Working Capital is finally determined pursuant to Section 2.3(b), the amount of such shortfall by wire transfer of immediately available funds to an account designated in writing by Buyer to the Seller Representative. Notwithstanding anything to the contrary contained herein, the amount of such shortfall shall be paid by the Company and the Stockholders directly and shall not be paid out of the Escrow Fund.
(e)    Upward Adjustment. If the Closing Working Capital (as finally determined pursuant to Section 2.3(b)) is greater than the Estimated Working Capital, then the Purchase Price shall be adjusted upward by the amount of such excess and Buyer shall pay or cause to be paid an amount in cash equal to such excess to the Seller Representative, on behalf of the Company. Such amount shall be paid by Buyer within five (5) Business Days from the date on which the Closing Working Capital is finally determined pursuant to Section 2.3(b), by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative to Buyer.
(f)    No Adjustment. If the Closing Working Capital (as finally determined pursuant to Section 2.3(b)) is equal to the Estimated Working Capital, there shall be no post-Closing adjustment to the Purchase Price under this Section 2.3.
2.4    Allocation of Purchase Price. The Purchase Price shall be allocated as set forth in Schedule 2.4 hereof. The parties agree that such allocation reflects arms-length negotiations, is reasonable, shall bind the parties and shall be consistently reflected on all of their United States, state and other Tax Returns.
2.5    Assumption and Non-Assumption of Liabilities by Buyer.
(a)    Except as otherwise provided in this Section 2.5, Buyer shall, at the Closing, assume and agree to pay, when due and payable, and perform and discharge in accordance with the applicable relevant governing Contracts, only the following Liabilities of the Company (subject to Section 2.5(b), the “Assumed Liabilities”): (i) all Current Liabilities of a fixed amount on the Working Capital Statement, and (ii) the Company’s respective obligations incurred under Contracts identified on Schedule 2.5(a) and effectively assigned by the Company to Buyer, in each case to the extent such obligations referred to in this clause (ii) are related to the Company’s Business and are by the terms of any such Contract required to be performed or paid after the Closing Date and do not arise out of or in connection with any pre-Closing breach thereof.
(b)    Notwithstanding Section 2.5(a) above, no Liability or portion thereof shall be an Assumed Liability under Section 2.5(a) to the extent that (i) it is an Environmental Liability and/or a Product Liability, (ii) it is attributable to or relates to events, conditions or circumstances existing on or with respect to or arising from Real Property, and/or (iii) except for Current Liabilities (as defined herein), such Liability relates to any sale prior to the Closing of any portion of the Business. For the avoidance of doubt, Assumed Liabilities mean the Liabilities that are assumed by Buyer pursuant to the terms of this Section 2.5.
(c)    Notwithstanding anything contained in this Agreement or in any Related Document to the contrary, Buyer shall not assume, undertake, accept, be bound by or otherwise be responsible for any Liabilities of the Company, any Subsidiary or any Predecessor (whether or not disclosed to Buyer) other than the Assumed Liabilities. “Excluded Liabilities” means all Liabilities that are not Assumed Liabilities including but not limited to (i) the Selling Expenses, (ii) any Liability of the Company under all Company Employee Plans, (iii) except to the extent included in calculating Working Capital, any Liability of the Company with respect to pre-Closing obligations to Employees, including any accrued vacation or sick pay or paid leave or time off from work, (iv) any Liability of the Company related to Taxes, and (v) any Liability related to or arising from the KBD Litigation (including any counterclaims). The Company agrees to pay, perform and discharge when due and payable the Excluded Liabilities.
ARTICLE III
CLOSING AND DELIVERIES
3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place through the electronic exchange of the required closing documents simultaneously with the execution of this Agreement (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Closing shall be deemed to be effective as of 12:01 a.m., Eastern time, on the day of the Closing Date.
3.2    Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Buyer the following items:
(g)    the Lease, duly executed by the landlord thereunder;
(h)    the Bill of Sale and Assumption Agreements, duly executed by the Company;
(i)    a certificate of the Secretary of State or other applicable Governmental Authority of the state of incorporation of the Company as to the good standing of the Company in such jurisdiction as of the most recent practicable date;
(j)    a certificate of the Secretary of the Company, certifying as of the Closing attached copies of the certificate of incorporation and by-laws of the Company, certifying and attaching all requisite resolutions or actions of the Company’s board of directors and stockholders, approving the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency and signatures of the officers of the Company executing this Agreement and the Related Documents and any other document relating to the transactions contemplated hereby or thereby;

(k)    the Escrow Agreement, duly executed by the Company, the Stockholders, the Seller Representative and the Escrow Agent;
(l)    the Non-Competition Agreements, duly executed the Company and the Stockholders;
(m)    the Employment Agreement, duly executed by Tim Packer;
(n)    payoff letters and UCC-3 termination statements as reasonably required by Buyer; and
(o)    non-foreign person affidavits in a form reasonably satisfactory to Buyer that comply with the requirements of Section 1445 of the Code, duly executed by the Company.
3.3    Deliveries by Buyer. At the Closing, Buyer shall deliver to the Seller Representative the following items:
(a)    the Purchase Price, paid in accordance with Section 2.2(b);
(b)    the Lease, duly executed by Buyer;
(c)    the Bill of Sale and Assumption Agreements, duly executed by Buyer;
(d)    a certificate of the Secretary of State of the state of incorporation of Buyer as to the good standing of Buyer in such jurisdiction as of the most recent practicable date;
(e)    a certificate of the Secretary of Buyer, certifying as of the Closing attached copies of the [certificate of incorporation and by-laws of Buyer], certifying and attaching all requisite resolutions or actions of Buyer’s board of directors and stockholders approving the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and the Related Documents and any other document relating to the transactions contemplated hereby or thereby;
(f)    the Escrow Agreement, duly executed by Buyer; and
(g)    the Employment Agreement, duly executed by Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY AND THE STOCKHOLDERS
The Company and each of the Stockholders, all jointly and severally, hereby represent and warrant to Buyer as follows:
4.1    Organization and Authority. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Company has all requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties and assets owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Buyer and would not otherwise adversely affect the ability of Buyer to consummate the transactions contemplated herein or comply with any of the provisions hereof. Each such jurisdiction is set forth or Schedule 4.1(a). Except as set forth on Schedule 4.1(b), the Company has not obtained the right to use any fictitious name in any jurisdiction. The Company and each of the Stockholders has all requisite corporate, trust, limited liability company or individual, as the case may be, power and authority to enter into and perform its or his obligations under this Agreement and all Related Documents to which it or he is a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and the Related Documents have been duly executed and delivered by the Company and each Stockholder, as applicable, pursuant to all necessary authorization and are or, when executed and delivered will be, the legally valid and binding obligations of the Company and each Stockholder, enforceable against it or him in accordance with its terms.
4.2    Capitalization. All the authorized, issued and outstanding capital stock and other equity securities of any kind or nature (including, without limitation, subscriptions, options, warrants, phantom stock rights and other rights of any kind entitling any Person to acquire or otherwise receive from the Company any equity interest) of the Company are held, beneficially and of record, by those Persons whose names are set forth on Schedule 4.2. Except as set forth on Schedule 4.2, issued and outstanding shares of capital stock of the Company are fully paid and nonassessable and were sold in accordance with applicable Laws. There are no capital stock or other equity interests of the Company held in treasury. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Stockholder is a party or by which the Company or any Stockholder is bound with respect to the voting of the Company’s capital stock. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders or members of the Company may vote.
4.3    Subsidiaries. The Company does not, and at no time has ever had, any Subsidiary.
4.4    No Conflict; Required Filings and Consents.
(a)    Except as disclosed on Schedule 4.4, neither the execution and delivery of this Agreement or any Related Document by the Company or any Stockholder nor the consummation by the Company or any Stockholder of the transactions contemplated herein or therein, nor compliance by the Company or any Stockholder with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws or certificate of formation or operating agreement (or equivalent organizational documents) of the Company, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (or an event which, with or without notice, lapse of time or both would constitute a default), or require any Consent under, or give rise to any right of termination, cancellation, modification or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Company or any Stockholder, pursuant to any Contract to which it or he is a party or by which it or he or any of its or his properties or assets is subject, or (iii) violate any Order or Law applicable to the Company or any Stockholder or any of its or his properties or assets.
(b)    Except as disclosed on Schedule 4.4, no Consent is required to be obtained by the Company or any Stockholder for the consummation by the Company or any Stockholder of the transactions contemplated by this Agreement or any Related Document.
4.5    Financial Statements.
(a)    The Company and the Stockholders have provided to Buyer true and complete copies of (i) the reviewed balance sheet of the Company as of December 31, 2014 (the “2014 Balance Sheet”) and the related statements of income, changes in cash flow and changes in stockholders’ equity for the year then ended; and (ii) the Company and the Stockholders have provided to Buyer true and complete copies of the unaudited internally prepared balance sheet of the Company as July 31, 2015(the “Interim Balance Sheet”), and the related statement of income for the six month period then ended (the “Interim Financial Statements” and, together with the financials described in clause (i) above, the “Financial Statements”).
(b)    The Financial Statements are true, complete and accurate in all material respects, have been prepared in accordance with the accrual basis accounting method, consistent with past practice and fairly present the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated.
(c)    Since the date of the 2014 Balance Sheet, there has been no material change in any accounting or tax policies, principles, methods or practices of the Company.
(d)    There are no unpaid commitments for capital expenditures by the Company exceeding, individually or in the aggregate, $25,000.
(e)    There are no non-recurring items of income in any of the Financial Statements constituting statements of income that arise from matters other than the sale of products or the performance of services in the ordinary course of business in excess, individually or in the aggregate, of $25,000.
4.6    Absence of Certain Changes. Except as set forth on Schedule 4.6, since the date of the 2014 Balance Sheet the Company has conducted its Business and its operations only in the ordinary course of business consistent with past practice and, without limiting the generality of the foregoing, there has not been, occurred or arisen, directly or indirectly, any of the following events:
(a)    the commencement, settlement, notice or, to the Seller’s Knowledge, threat of any Action or, to the Seller’s Knowledge, investigation seeking damages in excess of $10,000 per occurrence or seeking injunctive relief or other equitable remedy against the Company;

(b)    any damage to or destruction or loss of any asset or property of the Company (whether or not covered by insurance) with an aggregate value in excess of $20,000 or any condemnation taking or other similar proceeding;
(c)    termination or amendment (or notice of termination or amendment) of any Material Contract with any customer of the Company representing individually $10,000 or in the aggregate $20,000 or more of the revenues of the Business in any calendar year;
(d)    any termination of or receipt of notice of termination of any Material Contract involving a total remaining commitment by or to the Company of at least $10,000;
(e)    any acquisition, disposition or other transfer by the Company of any asset or property having a value in excess of $20,000 other than in the ordinary course of business consistent with past practice, or any mortgage, pledge or imposition of any Lien (other than Permitted Liens) on any asset or property of the Company or any merger or consolidation with or acquisition of an interest of any Person;
(f)    any payment, discharge or satisfaction by the Company of any Lien or payment by the Company of any Liability, other than in the ordinary course of business consistent with past practice or as contemplated herein;
(g)    any non-cash dividends or other non-cash distributions declared or paid to the stockholders or members of the Company;
(h)    (i) any increase (whether in cash, stock or property) from the information set forth in Schedule 4.6(h) in the base salary or other compensation payable or to become payable by the Company to any of its officers, directors, managers, employees or consultants, (ii) any adoption of, increase in the payments to or benefits under, any savings, insurance, pension, retirement or other employee benefit plan, or (iii) declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus, profit sharing, deferred compensation or other additional salary or compensation to any such person, other than pursuant to the terms of any existing written agreement, Company policy or plan;
(i)    any loan to any Person, or any guarantee of any obligation incurred by any Person;
(j)    incurrence of any indebtedness or other material Liabilities, except to the extent reflected in the Financial Statements or incurred after the date of the 2014 Balance Sheet in the ordinary course of business consistent with past practice;
(k)    cancellation of any Indebtedness owed to or held by the Company;
(l)    to the Seller’s Knowledge, any labor dispute or any activity or proceeding by a labor union or labor representative to organize any employee, owner, director, officer, manager or agent of the Company, or any lockouts, strikes, slowdowns, picketing, work stoppages or, to the Seller’s Knowledge, threats thereof by or with respect to such employees;

(m)    any event that has had or could reasonably be expected to have a Material Adverse Effect; or
(n)    any agreement by the Company to do any of the things described in the preceding clauses of this Section 4.6 (other than negotiations with Buyer and its representatives and the transactions contemplated by this Agreement).
4.7    Taxes.
(a)    All Tax Returns that are or were required to be filed through the Agreement Date by, or with respect to, the Company, either separately or as a member of an affiliated group, have been filed on a timely basis in accordance with the Laws, regulations and administrative requirements of the appropriate Taxing Authorities. All such Tax Returns that have been filed were true, correct and complete in all respects. No Taxing Authority in any jurisdiction in which the Company does not file Tax Returns has asserted that the Company is, or may be, subject to Tax in that jurisdiction.
(b)    The Company has paid all Taxes due and owing by the Company (whether or not shown on any Tax Returns). All Taxes that each Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Taxing Authority.
(c)    There are no deficiencies for Taxes claimed, proposed or assessed by any Taxing Authority regarding the Company that have not yet been fully and finally resolved. There are no pending or, to the Seller’s Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes, regarding the Company. No extension of a statute of limitations relating to Taxes is currently in effect with respect to the Company.
(d)    There are no Liens for Taxes upon any of the properties or assets of the Company, other than Liens for current Taxes not yet due and payable. None of the property of the Company (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iii) is subject to a tax benefit transfer lease under the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954.
(e)    The Company has not (i) applied for any tax ruling, (ii) entered into a tax closing agreement with any Governmental Authority, or (iii) been a party to any agreement or arrangement that would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or deferred compensation within the meaning of Section 409A of the Code.
(f)    The Company (i) is not a party to any tax sharing agreement or similar arrangement; (ii) may not be held liable for, or be required to make any contribution with respect to, the Tax Liability of any Person by reason of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Law, as a transferee or successor, by contract, or otherwise, and (iii) has no liability under the unclaimed property or abandoned property provisions of any jurisdiction.
(g)    None of the property owned or used by the Company is subject to a lease that is treated as other than an “operating lease” for federal income tax purposes.
(h)    The Company has not distributed stock or equity of another Person, nor has had its stock or equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(i)    None of the intangible assets owned by the Company was held or used on or before August 10, 1993 by the Company or a “related person” within the meaning of Section 197(f)(9)(C) of the Code.
(j)    The Company has not (i) received notice of any claim from a taxing authority in any jurisdiction (other than a jurisdiction in which the Company regularly files Tax Returns) that it is, or may be, subject to taxation in that jurisdiction; nor (ii) participated in any “reportable transaction” as defined in Section 6707A of the Code or Treas. Reg. 1.6011-4.
4.8    Title to and Sufficiency of Properties.
(a)    Except as disclosed on Schedule 4.8(a), the Company has good, marketable and freely transferrable title to all of the Purchased Assets, tangible or intangible, free and clear of all Liens (all of which Liens shall be terminated prior to or in connection with Closing) except for Permitted Liens. The Company has a valid and enforceable right to use all tangible items of personal property leased by or licensed to it, free and clear of all Liens other than Permitted Liens. The Company’s tangible assets are in good working order, operating condition and state of repair, ordinary wear and tear excepted. The properties and assets (including any leases of personal property included in the Contracts of the Company), tangible or intangible, of the Company are adequate for the conduct of the Business in the manner as currently conducted and in accordance with recent historical practice, are located on the Real Property of the Company, and are the only properties and assets used or held for use in the Business.
(b)     The Inventory of the Company has been recorded on the Interim Balance Sheet consistently with the 2014 Balance Sheet. Except as disclosed on Schedule 4.8(b), none of the Inventory is held on consignment, or otherwise, by third parties. The Inventory included in the Final Working Capital Statement consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, which have been written off or written down to net realizable value on the Interim Balance Sheet. The Inventory included in the Final Working Capital Statement has been priced at the lower of cost or market on a first in, first out basis, in a manner consistent with the valuation thereof in the Financial Statements. The quantities of each item of Inventory included in the Final Working Capital Statement are reasonable in the present circumstances of the Company.
4.9    Real Property.

(a)    The Company does not own any Owned Real Property.
(b)    Schedule 4.9(b) sets forth each lease or other agreement under which the Company leases or has rights in any material real property (each a “Real Property Lease”). True and complete copies of each Real Property Lease have been made available to Buyer by the Company and the Stockholders. The Company has a valid and subsisting leasehold interest in all Leased Real Property free and clear of all Liens other than Permitted Liens.
(c)    No material permit, license or certificate of occupancy pertaining to the leasing or operation of any Real Property, other than those which are transferable with such property, is required by any Governmental Authority. The Company has not received a written notice of any pending condemnation proceedings or eminent domain proceedings of any kind against any of the Real Properties and, to the Seller’s Knowledge, none are threatened against any of the Real Properties. All of the parcels of Real Property are occupied under a valid and current certificate of occupancy or similar permit, a complete and correct list of which is set forth on Schedule 4.9(c)(i). Each such certificate of occupancy or similar permit shall remain in full force and effect after the Closing and permit the occupancy of the Real Property by Buyer. The Company has the right to quiet enjoyment of the applicable Leased Real Properties for the full term of the Real Property Leases notwithstanding any mortgage, deed of trust or similar instruments for borrowed money (collectively, “Mortgage”) that is or in the future becomes a Lien against the underlying real property or buildings or other improvements thereon and there is a valid and enforceable nondisturbance agreement with respect to each presently existing Mortgage. Each Mortgage encumbering any Leased Real Property and the related non-disturbance agreement is listed in Schedule 4.9(c)(ii).
(d)    Except for any exceptions that have not and would not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect, the roofs, walls, foundations, water, sewer, plumbing, air conditioning and electrical systems and other major structural components of or located on the Real Properties are structurally sound, in reasonably good operating condition, and free from material defects and adequate for the uses for which they are being put. Planned capital expenditures in the next twelve (12) months to repair or replace the items described in the preceding sentence are not expected to exceed in the aggregate the amount therefore set forth in Schedule 4.9(d). The Real Properties are used in a manner that is permitted under applicable Laws and are not subject to any rights of way, use restriction, easements, reservations or limitations which would restrict the Company from conducting its business after Closing or increase the costs of operation of such Real Property.
4.10    Compliance with Laws.
(a)    The Company is in compliance, and, at all times during the most recent five (5) year period, has been in compliance, in all material respects with all Laws and Orders applicable to it and its business, properties and assets.
(b)    The Company has not received any written, or to the Seller’s Knowledge, oral notification or communication from any Governmental Authority asserting that the Company is not in compliance with any Law.

(c)    No Governmental Authority has indicated to the Company in writing an intention to conduct an investigation or review with respect to the Company, and, to the Seller’s Knowledge, no investigation or review by any Governmental Authority with respect to the Company is pending or threatened.
4.11    Permits. Schedule 4.11 contains a complete list of all material Permits issued to the Company that are currently used by the Company in connection with the Business, with the expiration dates, if applicable. The Company is in compliance, and, at all times during the most recent five (5) year period, has been in compliance, in all material respects with all such Permits (the “Material Permits”), and all Material Permits are in full force and effect. The Company holds all Material Permits under any Law necessary for the conduct of the Business in substantially the manner as currently conducted. No Material Permit is subject to revocation or forfeiture by virtue of any existing circumstances. No Consent from any Governmental Authority relating to the execution, delivery or performance of this Agreement or any Related Document is required for the Company to maintain any of its Material Permits. There is with respect to each Material Permit no Action or, to the Seller’s Knowledge, investigation, pending or, to the Seller’s Knowledge, threatened to modify or revoke any Material Permit, and no Material Permit is subject to any outstanding Order or, to the Seller’s Knowledge, investigation, that would reasonably be expected to adversely affect such Permit.
4.12    Employee Benefit Plans.
(a)    Schedule 4.12(a) contains an accurate and complete list and summary of each Company Employee Plan. The Company has not made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or to enter into any Company Employee Plan.
(b)    The Company and the Stockholders have delivered to Buyer (i) correct and complete copies of all documents embodying each Company Employee Plan, including all amendments thereto and all related trust documents, (ii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with any summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, and (v) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code.
(c)    The Company has performed all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws and Orders, including, but not limited to, ERISA and the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination or opinion letter as to its qualified status under the Code, or application for such letter shall be timely filed. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under

Section 408 of ERISA, or other breach of fiduciary responsibility, has occurred with respect to any Company Employee Plan that could reasonably be expected to subject the Company (or any officer, director or employee thereof) to any Tax, penalty or other Liability. There are no Actions pending or, to the Seller’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Seller’s Knowledge, threatened by the Internal Revenue Service, the United States Department of Labor or any other Governmental Authority with respect to any Company Employee Plan. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
(d)    The Company nor any of its respective ERISA Affiliates (i) maintains, sponsors, participates in or contributes to (or has an obligation to contribute to), or in the preceding six (6) calendar years, has maintained or contributed to, any (x) Pension Plan subject to Title IV of ERISA or Section 412 of the Code, (y) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, or (z) plan described in Section 413(c) of the Code, or (ii) has incurred any Liability or taken any action and, to the Seller’s Knowledge, no action or event has occurred, that could reasonably be expected to cause any one of them to incur any Liability under Section 412 of the Code or Title IV or ERISA with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), or on account or a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) from, or unpaid contributions, with respect to any multiemployer plan.
(e)    All group health plans covering the employees of the Company have been operated in compliance in all material respects with the requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA (“COBRA”), the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and any applicable similar Law. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.
(f)    The execution of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby shall not (either alone or in connection with any additional or subsequent events) constitute an event under any Company Employee Plan, trust or loan that will or could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits to or with respect to any employee of the Company.
(g)    No Company Employee Plan is subject to Section 409A of the Code. All stock options and stock appreciation rights, if any, were granted at an exercise price at least equal to the fair market value of an underlying share of common stock of the Company on the date of grant. The Company has not, at any time, maintained or contributed to an employee benefit plan outside of the United States.
(h)    The amount recorded as liabilities on the books and records of the Company in respect of obligations under any Pension Plan has been determined in accordance with

GAAP and the material underlying assumptions in determining any such liabilities are set forth in Schedule 4.12(h).
4.13    Material Contracts.
(a)    Set forth in Schedule 4.13(a) is a list of the following Contracts to which the Company is a party or by which it or any of its properties or assets is bound:
(i)    each power of attorney from or to the Company;
(ii)    each Contract, commitment or arrangement relating to the acquisition of substantially all of the assets or capital stock of any business enterprise;
(iii)    each Contract under which the Company is or would reasonably be expected to become obligated to pay in excess of $20,000 in respect of deferred or conditional purchase price (other than ordinary trade terms), indemnification obligations, purchase price adjustments or otherwise;
(iv)    each partnership or joint venture Contract;
(v)    each Contract limiting the right of the Company to engage in or compete with any Person in any business or in any geographical area;
(vi)    each management or consulting Contract that requires the Company to make payments equal to more than $20,000 per annum;
(vii)    each Contract with respect to the employment, severance, retention, compensation or termination of any directors, officers, managers, employees or consultants involving the payment of more than $50,000 per annum, and each change of control agreement with any of the directors, officers, employees or consultants of the Company;
(viii)    each collective bargaining agreement;
(ix)    each Contract with respect to Company Debt having outstanding principal amount in excess of $50,000;
(x)    each fidelity or surety bond or completion bond;
(xi)    each lease of personal property having a value individually in excess of $20,000 per annum;
(xii)    each Contract or commitment relating to future capital expenditures and involving future payments or receipts in excess of $20,000 per year;
(xiii)    each Contract or commitment relating to the disposition of assets outside the ordinary course of business consistent with past practice;

(xiv)    each Contract providing for the distribution of product by or on behalf of the Company providing for annual payments in excess of $50,000 and which cannot be terminated on less than one hundred and twenty (120) days’ notice without penalty;
(xv)    each Contract or series of Contracts (not otherwise required to be disclosed in Schedule 4.13(a)) involving payments to or from the Company equal to more than $25,000 per annum or more than $50,000 in the aggregate and which cannot be terminated on less than one hundred and twenty (120) days’ notice without penalty;
(xvi)    each other material Contract pursuant to which the Company is a party or by which the Company is bound having a term longer than twelve (12) months and which cannot be terminated on less than one hundred and twenty (120) days’ notice without penalty;
(xvii)    each Contract (including outstanding purchase orders) with Material Customers and Material Suppliers;
(xviii)    each material Contract relating to Intellectual Property of the Company and material Intellectual Property of third parties licensed or sublicensed to or used by the Company, including each material Contract relating to the payment of royalties or other payments to or from third parties in respect thereof;
(xix)    each Contract with any Governmental Authority;
(xx)    any other Contract that is or could reasonably be expected to otherwise be material to the Business of the Company; and
(xxi)    each amendment, supplement or modification in respect of any of the foregoing Contracts.
(b)    The Contracts required to be set forth in Schedule 4.13(a), together with the Real Property Leases, are referred to herein as the “Material Contracts.” The Company and the Stockholders have delivered to Buyer a true and complete copy or, in the case of oral Contracts, a written summary, of each of the Material Contracts. Each of the Material Contracts is, and shall be upon the Closing (without requiring the Consent of any third party), in full force and effect and a legally valid and binding agreement of the Company, and, to the Seller’s Knowledge, against the other parties thereto, and there is no default or breach by the Company, or, to the Seller’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, and no event has occurred which, with notice or lapse of time, would constitute such a default or breach. Neither the Company nor, to the Seller’s Knowledge, any other party has repudiated any provision of any Material Contract. Each Material Contract that requires the Consent of any Person in connection with this Agreement or any of the transactions contemplated hereby is appropriately identified as such on Schedule 4.13(b).
4.14    Legal Proceedings. There is no, and for the previous five (5) years there has not been any, Action or Order with respect to the Company pending, or to the Seller’s Knowledge, threatened: (a) involving, against, related, to or affecting (i) the Company, the Business or its assets

(including, without limitation, Intellectual Property), or (ii) any officers, directors or managers of the Company; (b) that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal, limiting, enjoining or otherwise interfering with any of the transactions or payments contemplated hereunder; (c) involving the risk of criminal liability; or (d) involving the Company as plaintiff, including any derivative suits brought by or on behalf of the Company. To the Seller’s Knowledge, the Company is not in breach or default with respect to, or subject to, any Order of any court or other Governmental Authority, and there are no unsatisfied judgments against the Company, the Business or any assets of any Company (including, without limitation, the Purchased Assets). Schedule 4.14 contains a brief summary of all Actions involving, or related to, the Company, the Business or the assets of any of the Company in the past five (5) years, including asbestos, claims, worker’s compensation claims, wage and hour claims, or discrimination claims (including sex, age, race, national origin, handicap, or veteran status discrimination claims).
4.15    Intellectual Property.
(a)    Schedule 4.15(a) sets forth a list of all registered or recorded Intellectual Property used or held for use in the Business, and such schedule correctly designates such Intellectual Property as owned by, licensed to or by or sublicensed to or by the Company. The Company and the Stockholders have delivered to Buyer correct and complete copies of all registrations, licenses, agreements, and other written documentation related to, or evidencing the Company’s ownership or right to use, the Intellectual Property set forth on Schedule 4.15(a).
(b)    Except as set forth on Schedule 4.15(b):
(i)    the Company has good and marketable title to and possesses all right, title, and interest in and to, or a valid and enforceable license to manufacture, use, and sell, as the case may be, all of the Intellectual Property, free and clear of any Liens;
(ii)    to the Seller’s Knowledge, the manufacture, use, sale, offer for sale or importation by any Company of any Intellectual Property does not infringe or otherwise violate any rights of any Person in any material respect;
(iii)    to the Seller’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Intellectual Property by any Person or any current or former officer, employee, independent contractor or consultant of the Company. The Company has not received communication of any claim, any cease and desist or equivalent letter, or any other notice of any allegation to the effect that any of the products, apparatus, methods or services made, used, sold, offered for sale, imported or otherwise provided by the Company infringes upon, copies, misappropriates or otherwise violates any Intellectual Property from any Person;
(iv)    the Company has not entered into any Contract to indemnify any Person against any claim of infringement, misappropriation or other violation of Intellectual Property rights;

(v)    the Company has not been charged in any Action with, and has not charged others with, unfair competition, infringement, misappropriation, copying, wrongful use or any other violation or improper or illegal activity with respect to or affecting any Intellectual Property or with claims contesting the validity, ownership or right to make, use, sell, offer for sale, import, license or dispose of any Intellectual Property; and
(vi)    on the Closing Date, the Intellectual Property will be owned or available for use by Buyer from and after the Closing on identical terms and conditions as are applicable to the Company prior to the Closing, and the consummation of this Agreement and the transactions contemplated hereby will not give rise to any Lien on the Company’s exclusive rights, title and interest in and to, or the valid and enforceable license to use, as the case may be, the Intellectual Property (or rights thereto) beneficially transferred at the Closing.
(c)    To the Seller’s Knowledge, the Company has all valid and enforceable rights necessary to assert a claim of infringement against any unauthorized Persons with respect to the Intellectual Property, as well as any yet-unfiled inventions based on or claiming priority from any of the Intellectual Property and any pending claims in any United States or foreign patent application(s) included in the Intellectual Property.
(d)    All rights in all inventions and discoveries related to the Intellectual Property either made, developed or conceived by current or former officers, employees, independent contractors or consultants during the course of their employment or retention by the Company which are used primarily in the Business; or made, written, developed or conceived with the use or assistance of the Company facilities or resources, and which are the subject of one or more issued patents or patent applications, have been assigned in writing to, or is subject to a duty to assign to, the Company to the extent permitted by applicable Law.
(e)    The policy of the Company requires, and has required for the past ten (10) years, that each officer, employee, independent contractor or consultant, employed or retained by the Company in connection with the Business who develops or utilizes technical information within the scope of his, her or its employment or retention, including proprietary technology, inventions, and other know-how used in the Business, including the computer software, hardware and systems incorporated into the Business, has signed or is obligated to sign documents confirming that he, she or it assigns to the Company all Intellectual Property rights made, written, developed or conceived by him, her or it during the course of his, her or its employment or retention by the Company and relating to the Business or made, written, developed or conceived with the use or assistance of the Company’s facilities or resources.
(f)    The Company has taken all reasonable steps to protect and preserve the confidentiality of trade secrets comprising the Intellectual Property, and to the Seller’s Knowledge, all use by the Company of trade secrets comprising the Intellectual Property not owned by the Company has been, and is, pursuant to, and in compliance with, the terms of an agreement between the Company and the owner of, or party providing, such trade secrets, or is otherwise lawful.

4.16    Insurance.
(a)    Schedule 4.16(a) lists all third-party insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in their respective capacities as such) of the Company (the “Insurance Policies”) and sets forth, by year, for the current and preceding policy year a description of the policy by insurer, policy number, type of insurance, period of coverage, coverage limits, expiration dates, annual premiums, and a general description of the type of coverage provided.
(b)    The Company and the Stockholders have delivered to Buyer copies of all Insurance Policies. Since January 1, 2014, no claims have been made by the Company under any Insurance Policies, except for worker’s compensation claims in the ordinary course of business. There is no claim pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies. All Insurance Policies are in full force and effect. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. There are no historical gaps in coverage under any Insurance Policy and coverage limits under Insurance Policy have not been exhausted or significantly diminished. No Insurance Policy will be modified or cancelled prior to the Closing. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Insurance Policies and arrangements identified in this Section 4.16 and the corresponding Schedules hereto are sufficient for compliance with all requirements of Law and the terms of Contracts to which the Company is a party or by which it is bound.
4.17    Personnel.
(a)    A complete and accurate list setting forth the name, title, 2014 salary, bonus and other compensation amount, and projected 2015 salary, bonus and other compensation amount and vacation/sick days for all current employees of the Company has been delivered by the Company and the Stockholders to Buyer. (i) No work stoppage or labor strike against the Company is pending or, to the Seller’s Knowledge, threatened, (ii) the Company does not know of any activities or proceedings of any labor union to organize any employees, (iii) there are no Actions, labor disputes, or grievances pending or, to the Seller’s Knowledge, threatened relating to any labor, safety or discrimination matters involving any employee (other than worker’s compensation claims in the ordinary course), including charges of unfair labor practices or discrimination complaints, (iv) since January 1, 2010, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, (v) the Company is not currently, nor has it been at any time since January 1, 2010 (A) a party to, or bound by, any collective bargaining agreement or union Contract and no collective bargaining agreement is being negotiated by the Company, or (B) subject to any lock-out, strike, slowdown, work stoppage or, to the Seller’s Knowledge, threats thereof by any of its employees, (vi) there is no employment agreement, employee benefit or incentive compensation plan or program, severance policy or program or any other plan or program to which the Company is a party (A) that will be triggered or accelerated by reason of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this

Agreement, or (B) which contains “change in control” provisions pursuant to which the payment, vesting or funding of compensation or benefits is triggered or accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement, and (vii) no existing employee or consultant whose annual salary is in excess of $50,000 (exclusive of bonuses) has given notice to the Company to cancel or otherwise terminate such person’s relationship with the Company.
(b)    The Company has provided Form 1027 – Business Transferor’s Notice to Transferee of Unemployment Tax Liability and Rate in accordance with applicable Legal Requirements. Other than set forth in the Form 1027, the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth on Schedule 4.17(b), there are no pending or, to the Seller’s Knowledge, threatened Actions against any Company under any worker’s compensation policy.
(c)    The Company has obtained a completed Employment Eligibility Verification Form I-9 (“I-9 Form”) from each of its current and former employees (each, an “Employee”) and the Company has completed the employer section(s) of the I-9 Form of each Employee, in accordance with applicable Law. To the Seller’s Knowledge, each Employee is, or at the time of his or her retention by the Company, was, eligible to work in the United States under applicable Law.
(d)    The Company is not restricted, directly or indirectly, by any Contract from conducting the Business anywhere in the world. Except as may be provided in this Agreement, the Company is not restricted by Contract or otherwise from terminating its employees or amending its benefits, and any such termination or amendment of benefits shall not require any severance or other payments. All vacation and sick pay has been fully accrued as a liability.
4.18    Environmental Matters.
(a)    The Company and the Real Property are in compliance, and, at all times during the most recent ten (10) year period have been in compliance, in all material respects with all Environmental Laws applicable to the Business and operations of the Business and the Real Property.
(b)    The Company has not Released any Hazardous Material at the Real Property that could result in material Liability to the Company pursuant to any Environmental Law.
(c)    The Company has not received any written notice, demand letter or complaint or claim under or relating to any Environmental Law.
(d)    There currently are effective all Material Permits required under any Environmental Law that are necessary for the Company’s activities and operations at the Real

Property; all such Permits are in good standing with no pending violations, and the Company has timely submitted any applications necessary for the renewal or extension of all such Material Permits.
(e)    The Company and the Stockholders have delivered to Buyer true and accurate copies of all environmental reports, studies, assessments (including Phase I reports, Phase II reports and environmental assessments), documents and correspondence in its possession or available to it and any documents relating to any violation of or liability under Environmental Laws.
4.19    Customers and Suppliers.
(a)    Schedule 4.19(a) sets forth a list of the ten (10) largest customers of the Business, as measured by revenue, for each of fiscal year 2013, fiscal year 2014 and the seven months ended July 31, 2015, showing the approximate aggregate total receipts by the Company for each such customer during such period (“Material Customers”). All Material Customers continue to be customers of the Business and the Company has not received written or, to the Seller’s Knowledge, oral notice that any Material Customer intends to terminate its business relationship with the Company or to cease to purchase or adversely change in a significant manner the quantity purchased from the Company any products or services.
(b)    Schedule 4.19(b) sets forth a list of the ten (10) largest suppliers of the Business, as measured by costs, for each of fiscal year 2013, fiscal year 2014 and from January 1 – July 15, 2015, showing the approximate aggregate total expenditures by each Company for each such supplier during such period (“Material Suppliers”). The Company has not received written or, to the Seller’s Knowledge, oral notice that any Material Supplier intends to terminate its business relationship with the Company or to cease to supply or adversely change in a significant manner its price or terms to the Company of any products or services.
(c)    Within the last twelve (12) months (i) there has been no material adverse change in the relationships of the Company with its (A) Material Suppliers, or (B) Material Customers, and (ii) there has been no incentive or other benefits, time sensitive or otherwise, offered to any distributor or other customer by or on behalf of the Company to induce them to purchase inventory or services in excess of the amounts they would purchase in the ordinary course in the absence of any such incentives or benefits.
4.20    Accounts Receivable. All Accounts Receivable of the Company reflected in the Final Working Capital Statement represent bona fide transactions made in the ordinary course of business of the Company consistent with past practice and will be fully collected at their recorded amounts net of reserves for non-collectability reflected in the Final Working Capital Statement. The aggregate amount of any counter-claims, defenses or offsetting claims that are pending or have been threatened in writing with respect to the Accounts Receivable of the Company reflected on the Final Working Capital Statement does not exceed the aggregate amount of the reserves therefor reflected thereon. All of the Accounts Receivable of the Company relate solely to sales of goods or services to the customers of the Company, none of whom are Affiliates of the Company. Schedule 4.20 contains a complete and accurate aging report of the Company’s Accounts Receivable as of a recent date. Each Account Receivable of the Company constitutes a valid claim for the full amount against the account debtor free and clear of all Liens. No Account Receivable is the subject of any outstanding dispute, asserted right of setoff or other claim.
4.21    Related-Party Transactions. No officer, director, manager or holder of greater than ten percent (10%) of any shares of capital stock or other equity interest of the Company (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity controlled by any such Person) has, directly or indirectly, (a) any economic interest in any Person (other than passive investments that do not involve any participation in the management or affairs of such Person) that has engaged in competition with the Company, (b) any economic interest in any Person (other than passive investments that do not involve participation in the management or affairs of such Person) that purchases from or sells or furnishes to the Company any services or products, or (c) a beneficial interest in any Contract to which the Company is a party, except in the case of clause (c) in any such Person’s capacity as an officer, director, employee or holder of the capital stock of any Company. Schedule 4.21 lists all loans currently outstanding from or to the Company to or by any Employee.
4.22    Product Liability and Warranty.
(a)    Other than warranties regarding Products manufactured in accordance with specifications or other warranties pursuant to applicable Law, no Product is subject to any guaranty or warranty given by the Company: (i) The Company has no material Liability arising out of any injury to any Person or property as a result of the ownership, possession or use of any Product; (ii) there are no citations or decisions by any Governmental Authority stating that any Product is defective or unsafe or fails to meet any applicable safety standards promulgated by any Governmental Authority; (iii) there is no alleged or actual defect or hazard in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any Product; and (iv) there has not been any occurrence involving any product recall, rework or retrofit relating to any Product. The Company maintains procedures for the removal of Products from its Inventory should it be notified of those conditions described in Section 4.22(a)(iii).
(b)    The Company has not been denied product liability insurance coverage for the past ten (10) years.
4.23    Undisclosed Liabilities. The Company does not have any Liabilities (including without limitation any minimum purchasing obligations which have not been fulfilled), except those Liabilities: (a) reflected on the Interim Balance Sheet; (b) incurred since such date in the ordinary course of business consistent with past practice, which are of the same general nature with past practice; or (c) incurred in connection with this Agreement.
4.24    Certain Business Practices. The Company, and to the Seller’s Knowledge, none of its stockholders, members, officers, directors, managers, employees representatives or agents, has not offered, promised, authorized or made, directly or indirectly, any unlawful payments to any domestic or foreign governmental official, including any official of an entity owned or controlled by a domestic or foreign government, political party or official thereof or any candidate for political office, with the intent or purpose of: (a) influencing any act or decision of such official in his or her official capacity; (b) inducing such official to do or omit to do any act in violation of the lawful duty of such official; (c) receiving an improper advantage; or (d) inducing such official to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority; in any case in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person.
4.25    No Brokers. Except for Generational Equity, whose fees and expenses shall be Selling Expenses, no broker, finder or similar agent has been employed by or on behalf of the Company or any Stockholder, and no Person with which the Company or any Stockholder has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
4.26    Limitations on Representations and Warranties. Except for the representations and warranties expressly set forth in this Article IV, none of the Company, the Seller Representative, the Stockholders, any of their respective Affiliates or Representatives, makes any representation or warranty, express or implied, at Law or in equity, with respect to the Company, the Seller Representative, the Stockholders, any of their respective Affiliates, the Business, the Purchased Assets, the Assumed Liabilities, or any of their other respective assets, liabilities, businesses or operations (including in respect of the correctness, accuracy or completeness of any Contract or certificate furnished or made available, or to be furnished or made available (including by way of information included or referred to in the electronic data room or otherwise), or statement made, by the Company, the Seller Representative, the Stockholders, any of their respective Affiliates or Representatives in connection with the transactions contemplated herein), and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Company and the Stockholders as follows:
5.1    Organization and Standing. Buyer is a [corporation] duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Buyer and would not otherwise adversely affect the ability of Buyer to consummate the transactions contemplated herein or comply with any of the provisions hereof.
5.2    Authorization, Validity and Effect. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Related Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly executed and delivered by Buyer pursuant to all necessary authorization and are or, when executed and delivered will be, the legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

5.3    No Conflict; Required Filings and Consents.
(c)    Neither the execution and delivery of this Agreement or any Related Document by Buyer, nor the consummation by Buyer of the transactions contemplated herein or therein, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or require any Consent under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Buyer, pursuant to any contract to which it is a party or by which it or any of its properties or assets is subject, or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets.
(d)    No Consent is required to be obtained by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement or any Related Document.
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1    Publicity. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system, no party may issue any press release or other public announcement prior to the Closing Date relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval shall not be unreasonably withheld or delayed) of the other parties hereto.
6.2    Tax Matters.
(e)    All transfer, documentary, sales, bulk sales, use, stamp, recording, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company and the Stockholder when due, and the Company, the Stockholders and Buyer, as required by applicable Law, shall each at their own expense file all necessary Tax Returns and other documentation with respect to all such Taxes and fees. Each party shall cooperate with the other party in the execution and filing of such Tax Returns. This Section 6.2(a) shall survive Closing.
(f)    The cost and benefits, including Tax benefits, of payments made to management of the Company with respect to the period of time prior to the Closing and any accelerated deprecation or other Tax benefits available for capital equipment purchased prior to the Closing shall inure to benefit of the Company.
6.3    Non-Assigned Contracts. In the event and to the extent the Company is not able to obtain any third-party consent required to transfer and assign in full to Buyer any and all of its rights, title and interest in and to any Contract (other than a Contract that is an Excluded Asset or an Excluded Liability) (a “Non-Assigned Contract”), notwithstanding the provisions of Section 2.1, and Buyer does not exercise its right to terminate this Agreement, such non-assignment shall not constitute a breach of this Agreement (but may constitute a failure of a condition) and shall not constitute a transfer and assignment of such Non-Assigned Contract, and the Company shall hold such Non-Assigned Contract in trust for the benefit of Buyer pending such time as the Non-Assigned Contract can be transferred to Buyer; provided, however, that until such Non-Assigned Contract is assigned to Buyer and if the Company is otherwise in material compliance with this Section 6.3 (including by providing the benefits of such Non-Assigned Contract to Buyer in accordance with this Section 6.3), then Buyer shall be responsible for causing the performance in all material respects of all obligations of the Company under such Non-Assigned Contract, including payment obligations to the extent Buyer shall be notified reasonably in advance thereof. The Company, without further consideration therefor from Buyer, shall pay, assign and remit to Buyer immediately after receipt thereof all monies, rights and other consideration or payments received in respect of any such Non-Assigned Contract. Following the Closing, the Company shall manage such Non-Assigned Contract as reasonably directed by Buyer. The Company shall use its reasonable best efforts to obtain any required third-party consents and assign and transfer in full all of its right, title and interest in and to each Non-Assigned Contract as soon as practicable after the Closing. Upon the receipt of any such consent, the Company shall promptly assign and transfer all of its right, title and interest in and to such Non-Assigned Contract to Buyer in full, without payment of further consideration by Buyer, and Buyer shall assume such Non-Assigned Contract (to the extent required under this Agreement with respect to any Assumed Liability) and receive all such right, title and interest in and to such Non-Assigned Contract.
6.4    Name Change. The Company agrees to file, and the Stockholders shall cause the Company to file, immediately after the Closing, a certificate of amendment to the certificate of incorporation or certificate of formation of the Company changing the name of the Company to a name not containing “Great Lake Foam Technologies” or any derivative thereof. Further, the Company and the Stockholders (and their respective Affiliates and immediate family members) agree not to use or cause to be used the names “Great Lake Foam Technologies” or any derivative thereof, or any corporate or other names, trade names, expressions, corporate symbols, logos, service marks or trademarks incorporating, or derived from or substantially resembling any such terms in any form or for any purpose. This Section 6.4 shall survive the Closing.
6.5    Administration of Accounts. All payments and reimbursements received by the Company, any Stockholder or any of their respective Affiliates after the Closing Date from any third party in the name of the Company or otherwise, included among or related to the Purchased Assets, shall be held by such recipient in trust for the benefit of Buyer. Immediately upon receipt of such payment or reimbursement, such recipient shall pay to Buyer the amount of such payment or reimbursement without right of set-off or reduction of any kind. All payments and reimbursements received by Buyer or its Affiliates after the Closing Date from any third party included among or related to the Excluded Assets, shall be held by such recipient in trust for the benefit of the Company. Immediately upon receipt of such payment or reimbursement, such recipient shall pay to the Company the amount of such payment or reimbursement without right of set-off or reduction of any kind.
6.6    Further Assurances. After the Closing, each party will take all such further actions, execute, and deliver all such further documents and do all other acts and things as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the other documents referred to in this Agreement.

ARTICLE VII
REMEDIES
7.1    Survival. The representations, warranties, covenants and agreements of the Company and the Stockholders, on the one hand, and Buyer, on the other hand, contained in this Agreement (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) shall survive the Closing Date to the extent specified below:
(g)    All covenants and agreements contained in this Agreement and the Related Documents (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof following the Closing Date shall survive the Closing Date in accordance with their terms.
(h)    The representations and warranties contained in this Agreement and in the Related Documents (including the Schedules and Exhibits attached hereto and thereto and the certificates delivered pursuant hereto and thereto) shall survive the Closing Date until the date that is eighteen (18) months following the Closing Date (the “Representation Termination Date”), at which point such representations and warranties and any right to assert a claim for indemnification on account thereof terminate, it being understood and agreed that claims made within such period are not required to be resolved, and actions relating thereto are not required to be commenced, within such period; provided, however, that (i) the representations and warranties contained in Sections 4.1, 4.2, and the first sentence of Section 4.8(a) (the “Excluded Representations”) shall survive the Closing and shall continue in full force and effect forever, (ii) the representations and warranties contained in Section 4.7 shall survive the Closing Date until the expiration of the applicable statutes of limitations plus sixty (60) days, (iii) the representations and warranties contained in Section 4.18 shall survive the Closing Date until the sixth anniversary following the Closing Date, and (iv) to the extent any Related Document provides that the representations and warranties stated therein survive for a different period, then the survival provisions of the Related Document shall control as to such representations and warranties contained in such Related Document.
7.2    Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless (a) each of the Company and Stockholders and their respective successors and permitted assigns, and (b) the officers, directors, managers, members, partners, stockholders, owners, employees, agents and representatives of each of the foregoing, and their heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against, and shall pay to the Seller Indemnitees the amount of, any and all loss, Liability, damage or expense (including reasonable legal fees and expenses, but excluding incidental, consequential or punitive damages or any liability for lost profits or the like or any damages or liability based on multiple of profits, multiple of cash flow or similar valuation methodology, in each case to the extent not covered by insurance) (collectively, “Losses”) of the Seller Indemnitees arising from or in connection with (a) any breach of or inaccuracy in the representations and warranties of Buyer contained in this Agreement or any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto), as of the Closing Date (as though made at such time except that those representations and warranties that address matters only as of a particular date, other than the Closing Date, must be true and correct as of such date) (it being agreed that solely for the purposes of this Section 7.2, such representations and warranties shall be interpreted in determining the amount of Losses without giving effect to any limitations or qualifications as to “materiality” including, without limitation, the words “material”, “Material Adverse Effect” or any other materiality qualifications), (b) any breach of the covenants or agreements of Buyer contained in this Agreement or any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto); and (c) any Assumed Liabilities.
7.3    Indemnification by the Company and Stockholders. The Company and the Stockholders, jointly and severally, shall indemnify, defend, and hold harmless Buyer, its Affiliates and their respective successors and permitted assigns, and the officers, directors, managers, members, partners, stockholders, owners, employees, agents and representatives of each of the foregoing, and their heirs and personal representatives (collectively, the “Buyer Indemnitees”), from and against, and shall pay to the Buyer Indemnitees the amount of, any and all Losses of the Buyer Indemnitees arising from or in connection with: (a) any breach of or inaccuracy in the representations and warranties of the Company and/or any Stockholder contained in this Agreement or in any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto) as of the Closing Date (as though made at such time except that those representations and warranties that address matters only as of a particular date, other than the Closing Date, must be true and correct as of such date ) (it being agreed that solely for the purposes of this Section 7.3, such representations and warranties shall be interpreted in determining the amount of Losses without giving effect to any limitations or qualifications as to “materiality” including, without limitation, the words “material”, “Material Adverse Effect” or any other materiality qualifications); (b) any breach of the covenants or agreements of the Company or any Stockholder contained in this Agreement or any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto); (c) all Excluded Liabilities; and (d) non-compliance with any applicable bulk sales law.
7.4    Limitations on Indemnification Payments to the Buyer Indemnitees. Notwithstanding anything herein to the contrary, the right of Buyer Indemnitees to indemnification is limited as follows:
(k)    The Buyer Indemnitees shall be entitled to indemnification pursuant to Section 7.3(a) if and only if (i) with respect to any individual Loss, such individual Loss is greater than $5,000 (the “Mini-Deductible”), and (ii) the aggregate amount of all indemnifiable claims pursuant to Section 7.3(a) exceeds $200,000 (the “Deductible”) and, in such event, indemnification shall be made by the Company and Stockholders for all corresponding Losses in excess of the Deductible; provided, however, that the Mini-Deductible and Deductible shall not apply to Losses incurred by Buyer Indemnitees based upon any breach of or inaccuracy in any of the Excluded Representations, Section 4.7, Section 4.8(b), Section 4.18 or Section 4.20.
(l)    The aggregate maximum liability of the Company and the Stockholders (inclusive of amounts recovered by the Buyer Indemnitees from the Escrow Account) for indemnification pursuant to Section 7.3(a) shall be $2,000,000 (the “Cap”); provided, however, that the Cap shall not apply to Losses incurred by Buyer Indemnitees based upon any breach of or inaccuracy in any of the Excluded Representations, Section 4.7, Section 4.8(b), Section 4.18 or Section 4.20, with respect to which the aggregate maximum liability of the Company and the Stockholders shall be equal to $12,000,000.
(m)    Regardless of whether any claim could have been and/or is successfully or unsuccessfully brought under Section 7.3(a), (i) the obligations of the Company and Stockholders to indemnify, defend and hold harmless pursuant to Section 7.3 (other than Section 7.3(a)) are not limited as to time, (ii) the obligations of the Company and the Stockholders to indemnify, defend and hold harmless pursuant to Section 7.3 (other than Section 7.3(a)) are not reduced by or subject to the Deductible, and (iii) Losses for which an indemnification right exists pursuant to Section 7.3 (other than Section 7.3(a)) shall not be included when computing, and shall not be subject to, the Cap.
(n)    Before seeking any recourse against the Company or the Stockholders pursuant to Section 7.2, Buyer shall (a) first seek recourse against the Escrow Fund, and (b) then seek recourse from the Company and Stockholders.
(o)    The amount of any Losses for which the Company or Stockholders are required to indemnify Buyer Indemnitees pursuant to this Agreement shall be reduced by any realized Tax benefit of the Buyer Indemnitees’ Taxes arising from the claim, loss or damage for which the indemnity is being paid.
7.5    Limitations on Indemnification Payments to the Seller Indemnitees. Notwithstanding anything in this Agreement to the contrary, the right of Seller Indemnitees to indemnification is limited as follows:
(c)    The Seller Indemnitees shall be entitled to indemnification pursuant to Section 7.2(a) if and only if (i) with respect to any individual Loss, such individual Loss is greater than the Mini-Deductible, and (ii) the aggregate amount of all indemnifiable claims pursuant to Section 7.2(a) exceeds the Deductible and, in such event, indemnification shall be made by Buyer for all corresponding Losses in excess of the Deductible.
(d)    The amount of any Losses for which Buyer is required to indemnify Seller Indemnitees pursuant to this Agreement shall be reduced by any realized Tax benefit of the Seller Indemnitees’ Taxes arising from the claim, loss or damage for which the indemnity is being paid.
(e)    The aggregate maximum liability of Buyer for indemnification pursuant to Section 7.2(a) shall be an amount equal to the Cap; provided, however, that the Cap shall not apply to Losses incurred by Seller Indemnitees based upon any breach of or inaccuracy Section 5.1 and Section 5.2, with respect to which the aggregate maximum liability of the Company and the Stockholders shall be equal to $12,000,000.
7.6    Procedures.

(e)    Notice of Losses by Seller Indemnitees. Subject to the limitations set forth in this Article IX, as soon as reasonably practicable after a Seller Indemnitee reasonably believes in good faith that he or it has, or based on facts or circumstances then in existence reasonably believes in good faith that he or it will have, a claim for indemnification under this Article IX (a “Seller Claim”), the Seller Representative shall give written notice thereof (a “Seller Claims Notice”) to Buyer. A Seller Claims Notice must describe a Seller Claim in reasonable detail, and indicate the amount (estimated, as necessary) of the Loss that has been or is reasonably expected to be suffered by the applicable Seller Indemnitee. No delay in or failure to give a Seller Claims Notice by the Seller Representative to Buyer pursuant to this Section 7.6(a) shall adversely affect the applicable Seller Indemnitee’s right to indemnification pursuant to this Agreement except to the extent Buyer is materially prejudiced thereby. Buyer shall respond to the Seller Representative (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that a Seller Claims Notice is received by Buyer. Any Claim Response must specify whether or not Buyer disputes a Seller Claim described in Seller Claims Notice. If Buyer fails to give a Claim Response within the Response Period, Buyer shall be deemed not to dispute a Seller Claim described in the related Seller Claims Notice. If Buyer elects not to dispute a Seller Claim described in a Seller Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Seller Claims Notice shall be conclusively deemed to be an obligation of Buyer, and Buyer shall pay, in cash, to the Seller Representative within five (5) days after the last day of the applicable Response Period the amount specified in Seller Claims Notice. If Buyer delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in Seller Claims Notice, Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute. If Buyer and the Seller Representative are able to reach agreement with respect to all or any portion of Losses, within thirty (30) days after the conclusion of the Response Period, the amount of Losses, if any, agreed upon shall conclusively be deemed an obligation of Buyer, and Buyer shall pay in cash to the Seller Representative within five (5) days of such agreement the amount of Losses so agreed upon. If Buyer and the Seller Representative are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then either Buyer or the Seller Representative may commence an Action to seek resolution of such Seller Claim, subject to the limitations set forth in this Article IX.
(f)    Notice of Losses by Buyer Indemnitees. Subject to the limitations set forth in this Article IX, as soon as reasonably practicable after a Buyer Indemnitee reasonably believes in good faith that he, she or it has, or based on facts or circumstances then in existence reasonably believes in good faith that he, she or it will have, a claim for indemnification under this Article IX (a “Buyer Claim”), Buyer shall give written notice thereof (a “Buyer Claims Notice” and, together with a Seller Claims Notice, a “Notice”) to the Seller Representative. A Buyer Claims Notice must describe a Buyer Claim in reasonable detail and indicate the amount (estimated, as necessary) of the Loss that has been or is reasonably expected to be suffered by the applicable Buyer Indemnitee, all to the extent known. No delay in or failure to give a Buyer Claims Notice by Buyer to the Seller Representative pursuant to this Section 7.6(b) shall adversely affect the applicable Buyer Indemnitee’s right to indemnification pursuant to this Agreement except to the extent any of the Company or the Stockholders are materially prejudiced thereby. If Buyer has not received from the Seller Representative notice in writing that the Seller Representative objects to Buyer Claim (or the amount of Losses set forth in Buyer Claims Notice) asserted in such Buyer Claims Notice

(a “Dispute Notice”) by the thirtieth (30th) day following receipt by the Seller Representative of Buyer Claims Notice (the “Dispute Period”), then the amount of Losses alleged in such Buyer Claims Notice shall be conclusively deemed to be a joint and several obligation of the Company and the Stockholders, and Buyer and the Seller Representative shall instruct the Escrow Agent in writing to, and the Escrow Agent shall, pay to Buyer from the Escrow Account the amount of Losses specified in Buyer Claims Notice subject to the limitations contained in this Article IX. If (i) such Buyer Claims Notice is delivered to the Seller Representative after the Representation Termination Date with respect to claims which survive such date, or (ii) to the extent such Buyer Claims Notice contemplates Losses in excess of Escrow Funds then available in the Escrow Account (after giving effect to any other pending claims under this Article IX and after deduction from such amount of any pending or potential claims under Section 2.3), and if, during the Dispute Period, Buyer has not received from the Seller Representative a Dispute Notice, then the amount of Losses alleged in such Buyer Claims Notice in excess of amounts, if any, payable from Escrow Funds shall be deemed to be a joint and several obligation of the Company and the Stockholders, and Buyer may recover such amount from the Company and/or any or all Stockholders in the aggregate in cash, within five (5) days of Buyer’s request, subject to the limitations contained in this Article IX.
(g)    Resolution of Buyer Claims. If the Seller Representative delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute. If Buyer and the Seller Representative are able to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, and to the extent the amount of the Escrow Funds (after giving effect to any other pending claims under this Article IX and after deduction from such amount of any pending or potential claims under Section 2.3) equal or exceed the amount of the Losses agreed to be paid with respect to Buyer Claims Notice, then Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to pay to Buyer such amount from the Escrow Account. To the extent the amount of such agreed upon Losses exceeds the amount of the Escrow Funds (after giving effect to any other pending claims under this Article IX and after deduction from such amount of any pending or potential claims under Section 2.3) then available in the Escrow Account, then such excess shall be deemed to be a joint and several obligation of the Company and each of the Stockholders, and Buyer may recover from the Company and/or any Stockholders in the aggregate such excess amount in cash, within five (5) days of Buyer’s request, subject to the limitations set forth in this Article IX. If Buyer and the Seller Representative are unable to reach agreement within thirty (30) days after Buyer receives any Dispute Notice, then either Buyer or the Seller Representative (in the names and for the benefit of the Company and the Stockholders, as applicable) may commence an Action to seek resolution of such Buyer Claim, and to be paid amounts due hereunder, as provided herein, subject to the limitations set forth in this Article IX. For all purposes of this Article IX, Buyer and the Seller Representative shall cooperate with and make available to the other party and its representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.
(h)    Opportunity to Defend Third-Party Claims. In the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder, the Seller Representative, if indemnification of Buyer Indemnitees is available, or Buyer, if indemnification of Seller Indemnitees is available (each an “Indemnifying Party”), has the right, exercisable by written notice to Buyer or the Seller Representative, as applicable, within sixty (60) days of receipt of a Notice from Buyer or the Seller Representative, as applicable, to assume and conduct the defense of such claim (in the names of, and for the benefit of, the Indemnified Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not be permitted to assume or conduct the defense of any claim if the Indemnified Party is also a party to the Action, there is a conflict of interest between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such claims such that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, and the Indemnified Party shall have determined in good faith that such different or additional defenses would make it inappropriate for the Indemnifying Party to assume or conduct the defense of such claim. Notwithstanding the foregoing, if an Indemnified Party reasonably determines in good faith that there is a reasonable probability that an Action to defend a third-party claim may adversely affect him, her or its or his, her or its Affiliates other than as a result of monetary damages for which he, she or it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the right to defend, compromise or settle such Action, but the Indemnifying Party shall not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed), and the Indemnifying Party shall be entitled, at the Indemnifying Party’s cost and expense, to participate in the defense of the third-party claim. If the Indemnifying Party has assumed such defense as provided in this Section 7.6(d), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such claim; provided, that if the Indemnified Party determines in good faith that there would be a violation of applicable legal ethical principles and policies if one counsel represents both parties, the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to retain one firm of separate counsel of his, her or its own choosing (along with any required local counsel) to participate in the defense of the third-party claim. Any additional counsel selected by an Indemnified Party pursuant to the immediately preceding sentence shall be reasonably acceptable to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of a claim, the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such claim. If the Indemnifying Party does not assume the defense of any third-party claim in accordance with this Section 7.6(d) within fourteen (14) days after delivery of a Buyer Claims Notice in connection with any such claim, the Indemnified Party may defend such claim at the sole cost of the Indemnifying Party. The Indemnified Party shall not consent to a settlement of any such claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). Except with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim, shall consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief adversely affecting the Indemnified Party, (ii) includes a finding or admission of a violation of Law or the rights of any third party or which would otherwise form the basis of liability to any third party or (iii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In any such third-party claim, the party responsible for the defense of such claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, without limitation, all settlement negotiations and offers.
(i)    Releases from the Escrow Account. The funds held under the Escrow Agreement shall be released in accordance with the terms and subject to the conditions set forth in the Escrow Agreement.
7.7    Additional Indemnification Provisions.
(d)    Each party’s obligation under this Agreement is unique. If any party should breach his or its covenants under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.
(e)    All indemnification payments made pursuant to this Article IX shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.
(f)    The parties hereto hereby consent to the non-exclusive jurisdiction of any court in which a claim is brought against any Buyer Indemnitee for purposes of any claim that any Buyer Indemnitee may have under this Agreement with respect to such claim or the matters alleged therein, and agree that process may be served on them with respect to such a claim anywhere in the world.
(g)    The provisions of this Article IX shall be enforceable regardless of the basis on which Liability is asserted, including strict liability.
(h)    If any remediation or other cleanup (collectively, “Cleanup”) at any Real Property is required and the Company and the Stockholders are responsible in whole or part therefor under this Article IX, then (i) such Cleanup shall be performed so as to minimize any suspension, interference or other disruption of Buyer’s operations, and (ii) Buyer shall have the right to approve the detailed plan to effect the Cleanup, such approval not to be unreasonably withheld, including the Persons who will perform the Cleanup, and the Cleanup shall not be initiated without Buyer’s prior written consent, provided that the Company and the Stockholders shall have no obligation to effect any Cleanup beyond that required by Law except to the extent any Cleanup is also the subject of any representation or warranty hereunder.
(i)    Notwithstanding anything to the contrary herein, no Buyer Indemnitees shall have any right to indemnification under this Article IX with respect to any Loss if and to the extent such Loss (i) is for an item included on, or is a liability reserved or accrued for in the Final Working Capital Statement or the Closing Working Capital (or any component thereof) (as finally agreed upon or determined pursuant to Section 2.3(b)), or (ii) is otherwise already taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 2.3.

(j)    No Indemnified Party shall have any right to assert any claim against any Indemnifying Party hereunder with respect to any Loss, cause of action or other claim to the extent such Loss, cause of action or claim is a Loss, cause of action or claim with respect to which such Indemnified Party or any of its Affiliates has taken action (or caused action to be taken) with the intent of accelerating the time period in which such matter is asserted or payable in order to cause a claim to be made prior to the survival date applicable to such Loss pursuant to Section 7.1.
(k)    For all purposes of this Article IX, “Losses” shall be net of any amounts paid or payable to an Indemnified Party under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder.
ARTICLE VIII
MISCELLANEOUS AND GENERAL
8.1    Seller Representative.
(f)    The Seller Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the Company and the Stockholders. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of the Company and Stockholder and its or his successors and assigns, to (i) interpret the terms and provisions of this Agreement and the Related Documents, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Related Documents, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to, negotiate, enter into settlements and compromises of such claims, assume the defense of claims, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) make any payment or pay any expenses under or in connection with this Agreement and any Related Document, (vi) give and receive notices and communications, (vii) authorize delivery to any Buyer Indemnitee of the Escrow Funds or any portion thereof, (viii) object to such deliveries, (ix) distribute the Escrow Funds and any earnings and proceeds thereon, and (x) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Company and the Stockholders in connection with this Agreement and the Escrow Agreement, including, without limitation, entering into amendments hereof and thereof.
(g)    The Seller Representative shall not be liable to the Company or Stockholders for any act done or omitted under this Agreement as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel shall be conclusive evidence of such good faith.
(h)    From and after the Closing Date, Buyer and the Escrow Agent shall be entitled to deal exclusively with the Seller Representative on all matters pertaining to the rights and obligations of the Company and the Stockholders under this Agreement and the Escrow Agreement. A decision, act, consent or instruction of the Seller Representative constitutes a decision of the

Company and the Stockholders. Such decision, act, consent or instruction is final, binding and conclusive upon each Stockholder and Seller and Buyer and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Seller Representative for all purposes of this Agreement and the Escrow Agreement. Notices or communications to or from the Seller Representative shall constitute notice to or from the Company and the Stockholders for all purposes of this Agreement and the Escrow Agreement. If the Seller Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, then the Stockholders (including the Seller Representative) by majority vote shall promptly appoint a successor to the Seller Representative. In addition, the Company and the Stockholders (including the Seller Representative) may replace the Seller Representative from time to time pursuant to a written consent executed by both of Stockholders. Any successor to the Seller Representative shall become the “Seller Representative” for all purposes under this Agreement, effective upon written notice given to Buyer and the other parties hereto.
8.2    Expenses. Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of the Company, the Stockholders or the Seller Representative, by the Company, and in the case of Buyer, by Buyer.
8.3    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, and neither this Agreement nor any rights or obligations hereunder are assignable by any party without the prior written consent of the other parties hereto; provided that (a) Buyer shall have the right to collaterally assign its rights under this Agreement as security in connection with any financing incurred in connection with the transactions contemplated by this Agreement, and (b) Buyer shall have the right to assign any or all of its rights and obligations under this Agreement to any Affiliate.
8.4    Third-Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and, for purposes of Article IX, the Seller Indemnitees and the Buyer Indemnitees.
8.5    Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:
If to Buyer:
Unique Molded Foam Technologies, Inc.
800 Standard Parkway
Auburn Hills, MI 48326
Fax: (248) 853-7720
Attention: Mr. John Weinhardt

with a copy to:

Taglich Private Equity LLC
275 Madison Avenue, Suite 1618
New York, NY 10016
Fax: (212) 661-6824
Attention: Mr. Richard L. Baum, Jr.

and with a copy to:

Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Fax: (973) 643-6500
Attention: Ira A. Rosenberg, Esq.

If to the Company or any Stockholder:

Great Lake Foam Technologies Inc.
c/o Tim Packer
10580 Hadley Road
Litchfield, Michigan 49252
Email: mrtpacker@gmail.com

with a copy to (which shall not constitute notice):

Warner Norcross & Judd LLP
900 Fifth Third Center
111 Lyon Street
Grand Rapids, Michigan 49503
Fax: (616) 222-2425
Attention: Greg Schmidt

If to the Seller Representative:
Tim Packer
10580 Hadley Road
Litchfield, Michigan 49252
Email: mrtpacker@gmail.com

with a copy to (which shall not constitute notice):

Warner Norcross & Judd LLP
900 Fifth Third Center
111 Lyon Street
Grand Rapids, Michigan 49503
Fax: (616) 222-2425
Attention: Greg Schmidt

or to such other address with respect to a party as such party notifies the other in writing as above provided.

8.6    Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the other documents delivered by the parties in connection herewith contain the complete agreement between and among the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.
8.7    Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.
8.8    Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller Representative and Buyer.
8.9    Waiver. The Seller Representative and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) at any time at or prior to the Closing Date, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver shall be valid only if set forth in a writing signed by the Seller Representative and Buyer.
8.10    Governing Law; Forum.
(a)    This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to its rules of conflict of laws.
(b)    Any Action brought by any party or any of its Affiliates arising in whole or in part under or in connection with this Agreement or any Related Document may only be instituted in a federal or state court in Oakland County, Michigan, and each party waives any claim or objection that it may now or hereafter have to the laying of venue of any such proceeding, and agrees not to assert that venue should properly lie in any other location.
(c)    Each party hereby (i) consents to service of process in any Action between or among the parties arising in whole or in part under or in connection with this Agreement or any Related Document in any manner permitted by Michigan law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.5 above, shall constitute good and valid service of process in any such Action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
8.11    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
8.12    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
8.13    Schedules. Notwithstanding anything to the contrary in the Schedules to this Agreement or any cover page thereto, to the extent any one or more provisions in any Schedule conflicts with the provisions of this Agreement (including this Section 8.13) the provisions of this Section 8.13 and the other provisions of this Agreement shall control (including, without limitation, that no effect shall be given to any purported materiality or knowledge qualifications in any of the Schedules). The disclosure of any matter, or reference to any Contract, in any Schedule to this Agreement shall not be deemed to constitute an admission by Buyer, the Company, the Stockholders or Seller Representative or otherwise imply that any such matter or Contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement. In particular, (a) certain matters may be disclosed on the Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any Schedule be deemed or interpreted to expand the scope of the Company’s or Stockholders representations and warranties contained in this Agreement. Each

Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Buyer, the Company, the Stockholders or the Seller Representative or their respective Affiliates, except as and to the extent provided in this Agreement. Matters reflected in a Schedule are not necessarily limited to matters or Contracts required by this Agreement to be disclosed in such Schedules. Regardless of the existence or absence of cross-references, the disclosure of any matter in any Schedule shall be deemed to be a disclosure for purposes of this Agreement and each Schedule to the extent that the relevance of such disclosure is readily apparent from its text. The section headings in the Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or any provision of this Agreement. All attachments to the Schedules are incorporated by reference into the Schedule in which they are directly or indirectly referenced. The information contained in the Schedules is in all events subject to the Confidentiality Agreement.
8.14    Exclusive Remedy. Notwithstanding anything to the contrary herein, except in the case of actual and intentional fraud, the rights and remedies of Buyer, The Company, Buyer Indemnitees and Seller Indemnitees under this Agreement and the Related Agreements are exclusive and in lieu of any and all other rights and remedies which Buyer, The Company, Buyer Indemnitees and Seller Indemnitees may have under this Agreement or otherwise against each other with respect to this Agreement and with respect to the transactions contemplated hereby or thereby, and with respect to the Purchased Assets; and Buyer, The Company, Buyer Indemnitees and Seller Indemnitees each expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to the preceding matters.
8.15    Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties hereto in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection with this Agreement.
8.16    Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the breaching party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

8.17    Counterparts. This Agreement may be executed in any number of counterparts, and counterpart signature pages may be delivered by PDF format, each of which shall be deemed an original but all of which shall constitute but one instrument.
8.18    Confidentiality. From and after the Closing Date, the Company and the Stockholders shall treat and hold as confidential, and not use or disclose any of the Confidential Information to any Person, except to pursue its or his rights under this Agreement or the Related Documents and the performance of the respective duties under the Employment Agreement. In the event that the Company or any Stockholder is required by Law to disclose any Confidential Information, the Company or Stockholder shall notify Buyer promptly of the request or requirement so that Buyer may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 8.18. Upon the request and at the expense of Buyer, the Company and the Stockholders shall assist Buyer in obtaining such protective order. If, in the absence of a protective order or the receipt of a waiver hereunder the Company or Stockholder is compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, the Company or Stockholder may disclose the Confidential Information to the Governmental Authority; provided, however, that the Company or Stockholder shall use commercially reasonable efforts to obtain, at the request, and at the expense, of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. As used herein, “Confidential Information” shall mean any nonpublic or confidential information relating to Buyer, its Affiliates, the Products, the Business or the Purchased Assets, except to the extent that such information shall have become public knowledge other than through improper disclosure by the Company or any Stockholder.
[Signatures on Following Page]

IN WITNESS WHEREOF, Buyer, the Company, the Stockholders and the Seller Representative have caused this Agreement to be executed as of the day and year first above written.
UNIQUE MOLDED FOAM TECHNOLOGIES, INC.

By:_________________________________
Name:
Title:

GREAT LAKE FOAM TECHNOLOGIES INC.

By:_________________________________
Name:
Title:

STOCKHOLDERS:

____________________________________
Bill MacCready

____________________________________
Tim Packer

The undersigned hereby agrees to serve as the Seller Representative in connection with (a) the Asset Purchase Agreement (the “Agreement”) dated August 31, 2015, by and among Unique Molded Foam Technologies, Inc., a Delaware corporation (“Buyer”), Great Lake Foam Technologies, Inc., Bill MacCready and Tim Packer, and (b) the Escrow Agreement, dated as of the Closing Date (as defined in the Agreement), by and among Buyer, the undersigned, as Seller Representative, and Peapack-Gladstone Bank as escrow agent, and hereby agrees to act and perform his obligations thereunder.

______________________________
Tim Packer, as Seller Representative

Schedule 2.1
“Purchased Assets” means all of the assets of every kind and nature, real, personal and mixed, tangible or intangible, wherever located, owned by, used by or held for use by the Company, including any and all of the following assets, except, and only except, the herein defined Excluded Assets:
(a)    Accounts and Instruments. All accounts, instruments and chattel paper (as such terms are defined in the UCC), including all Accounts Receivable.
(b)    Inventory. All Inventory.
(c)    Intellectual Property. All rights in and to all United States and foreign patents, tradenames, trademarks, service marks, copyrights, domain names and/or applications therefor and the like, and all other intellectual property of any kind or nature, whether arising under statute, common law or otherwise, registered or unregistered, including, without limitation, the Intellectual Property.
(d)    Customer and Supplier Information. All current or historical information relating to customers and suppliers, including all customer lists, mailing lists, customer price lists, customer files, customer account histories, suppliers lists, suppliers price lists and other correspondence and other recorded knowledge relating to customers or suppliers. Customers include distributors.
(e)    Goodwill. All of the goodwill of the Company.
(f)    Machinery, Equipment, Fixtures and Supplies. All machinery and equipment, molds, office equipment, accessories, tools, vehicles, spare parts, fixtures, furniture, supplies relating to the foregoing, other supplies, including packaging and office supplies and other similar personal property.
(g)    Proprietary Technology; Other Information. All proprietary technology, including all know‑how, trade secrets, quality control standards, reports, including test reports, processes, market research and other data, computer software and programs, formulae, inventions and other ideas, current and historical information relating to products purchased or sold by the Company or contemplated to be purchased or sold, including all sales literature, sales data and other related information, including correspondence and recorded knowledge, and all other current and historical information relating to the Purchased Assets, including employee records and other information pertaining to the Business, and the media thereon.
(h)    Permits; Contract Rights; Prepaid Assets; Certain Insurance Policies; Other Assets. All of the following: (i) all Permits; (ii) all of the rights under [all Contracts]; (iii)  the Company’s website(s); (iv) all prepaid or deferred expenses, including all advertising and promotional materials, catalogs and labels; (v) all warranties, guarantees and rights of indemnity, at common law, by contract or otherwise; (vi) all other rights relating to the other Purchased Assets, including all guaranties, security agreements and other collateral in respect of any such assets and claims now existing or hereafter arising relating thereto; (vii) all rights to receive proceeds of insurance awards payable on or after the Closing Date with respect to loss of any Purchased Asset; (viii) all claims and other causes of action inuring to the Company’s benefit; and (ix) without limiting the generality of this Schedule 2.1, all other assets of the Company except to the extent same constitute Excluded Assets.
Notwithstanding the preceding provisions of this Schedule 2.1, the Purchased Assets shall not include any of the following assets existing on the Closing Date (the “Excluded Assets”):
(a)    Cash. All Cash, certificates of deposit, money market accounts, marketable securities and other similar securities and/or cash equivalents of the Company.
(b)    Tax Refunds. All claims made or which may be made by the Company to any Governmental Authority, to the extent same does not adversely affect Buyer, relating to refunds for Taxes with respect to any period occurring prior to the Closing Date.
(c)    Certain Corporate Records. Corporate minutes, seals, stock ledgers and stock transfer books of the Company.
(d)    Agreement Rights. All rights of The Company under this Agreement.
(e)    Litigation. All rights under the KBD Litigation.
Terms (whether or not capitalized) defined in the Agreement to which this Schedule 2.1 is attached and not defined in this Schedule 2.1 shall have the meanings ascribed to such terms in the Agreement. Capitalized terms defined in this Schedule and not defined in the Agreement to which this Schedule 2.1 is attached shall in the Agreement have the meanings ascribed to such terms in this Schedule 2.1.